Exhibit 10.10

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of January 27, 2005, between DLI Holding Corp., a Delaware corporation (“Holding”), and William McMenemy (the “Executive”).

WHEREAS, Del Laboratories, Inc., a Delaware corporation (the “Company”), Holding and DLI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holding (“Acquisition Sub”), have entered into a Merger Agreement, dated as of July 1, 2004 (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Acquisition Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Executive is the beneficial owner of options (the “Options”) to acquire shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”);

WHEREAS, as part of a letter agreement entered into with Holding on July 1, 2004, Executive is required to cancel and exchange certain Options for substitute options (each, a “New Option”) to acquire shares of common stock, par value $0.01 per share, of Holding (the “Holding Common Stock”) as part of an interdependent package of arrangements provided for in such letter agreement;

WHEREAS, subject to the terms and conditions set forth herein, immediately prior to the Effective Time (as defined in the Merger Agreement), the Options identified on the signature page hereto (the “Exchange Options”) shall be cancelled in exchange (the “Option Exchange”) for New Options;

WHEREAS, Holding and the Executive have agreed to the terms of a new employment agreement that will be entered into by the Company and the Executive in connection with the Closing (as defined in the Merger Agreement), a copy of which is attached as Exhibit A (the “New Employment Agreement”); and

WHEREAS, the parties have agreed to the terms of a Limited Liability Company Agreement that will be entered into in connection with the Closing (as defined in the Merger Agreement), a copy of which is attached as Exhibit E (the “LLC Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, Holding and the Executive hereby agree as follows:

1. Option Exchange. Effective as of the Closing, each Exchange Option shall be cancelled in exchange for a New Option that shall (A) cover the number of shares determined by multiplying (i) the number of shares of Company Common Stock that were issuable upon exercise of such Exchange Option immediately prior to the Closing by (ii) the ratio of the Merger Consideration (as defined in the Merger Agreement) to average price per share paid (directly or indirectly) by Kelso Investment Associates VII, L.P. and KEP VI, LLC (collectively, “Kelso”) for a share of Common Stock of Holding at the Closing (rounded to the nearest whole share of Holding Common Stock) (the “Option Exchange Ratio”), and (B) have such per share exercise price equal to the quotient determined by dividing (i) the exercise price per share of Company Common Stock at which each Exchange Option was exercisable immediately prior to the Closing by (ii) the Option Exchange Ratio (rounded to the nearest whole cent). Each New Option shall be evidenced by a stock option agreement in the form attached as Exhibit B (the “Rollover Stock Option Agreement”).

2. Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, immediately prior to the Closing under the Merger Agreement.

3. Covenants.

(a) The Executive waives any rights he may otherwise have on or after the Closing to terminate his employment for “Good Reason” by reason of Section 1(g)(i) or 1(g)(ii) of the Change in Control Agreement (the “CIC Agreement”), dated as of April 16, 2001, between the Company and the Executive and, following the Closing Date (as defined in the Merger Agreement), the parties hereto agree that the CIC Agreement shall terminate in all respects; provided that (i) Holding complies with its obligations under this Agreement, (ii) the New Employment Agreement is entered into no later than the Closing Date and (iii) the Equity Agreements are entered into by the parties thereto no later than the Closing Date. For purposes of this Agreement, “Equity Agreements” shall mean, collectively, the following documents attached as exhibits hereto: (i) Stockholders Agreement (Exhibit C); (ii) Registration Rights Agreement (Exhibit D); (iii) Limited Liability Company Agreement (Exhibit E); and (iv) Stock Incentive Plan and related form of Option Agreement (Exhibits E-1 and E-2).

4. Representations and Warranties of the Executive. The Executive represents and warrants as follows:

(a) Binding Agreement. The Executive has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Executive has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Executive, enforceable against the Executive in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Ownership of Options. The Executive is the beneficial owner of the number of Exchange Options on the signature page hereof, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Exchange Options), except as may exist by reason of this Agreement or pursuant to applicable law, or pursuant to the restrictions on transferability and on exercise provided for in the Company’s 1994 Stock Plan and any related option agreement. Except as provided for in this Agreement, the Merger Agreement and the other agreements contemplated hereby and thereby, there are no outstanding options or other rights to acquire from the Executive, or obligations of the Executive to sell or to dispose of, any Exchange Options.

(c) No Agreements. Except for this Agreement, and any other agreements contemplated hereby, the Executive has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other party with respect to the Exchange Options, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition thereof or any interest therein or the voting of any such shares.

(d) No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of the Executive’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which the Executive is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to the Executive’s Exchange Options, or (b) require any material consent, authorization or approval of any person, entity or government entity, or (c) violate or conflict with any writ, injunction or decree applicable to the Executive or the Executive’s Exchange Options.

(e) Securities Laws Matters. The Executive acknowledges receipt of advice from Holding that (i) the New Options and any shares of Holding Common Stock acquired on exercise of the New Options (“Exercise Shares”) have not been registered under the Securities Act of 1933 (the “Act”) or qualified under any state securities or “blue sky” or non U.S. securities laws, (ii) it is not anticipated that there will be any public market for any Exercise Shares, (iii) any Exercise Shares must be held indefinitely and the Executive must continue to bear the economic risk of the investment in the shares of Holding Common Stock unless such shares of Holding Common Stock are subsequently registered under the Act and such state or non U.S. securities laws or an exemption from such registration is available, (iv) Rule 144 promulgated under the Act (“Rule 144”) is not presently available with respect to sales of any Exercise Shares and Holding has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if any Exercise Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule, (vi) if the exemption afforded by Rule 144 is not available, public sale of the shares of any Exercise Shares without registration will require the availability of an exemption under the Act, (vii) restrictive legends in the form set forth in the Stockholders Agreement shall be placed on the certificate representing the shares of any Exercise Shares and (viii) a notation shall be made in the appropriate records of the Holding indicating that the shares of any Exercise Shares are subject to restrictions on transfer and, if Holding should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to any Exercise Shares.

(f) Accredited Investor. The Executive is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.

(g) Executive’s Experience. (A) The Executive’s financial situation is such that the Executive can afford to bear the economic risk of holding the New Options for an indefinite period of time, (B) the Executive can afford to suffer complete loss of his investment in the New Options, and (C) the Executive’s knowledge and experience in financial and business matters are such that the Executive is capable of evaluating the merits and risks of the Executive’s investment in the New Options.

(h) Access to Information. The Executive represents and warrants that the Executive has been granted the opportunity to ask questions of, and receive answers from, representatives of Holding concerning the terms and conditions of the Option Exchange and to obtain any additional information that the Executive deems necessary to verify the accuracy of the information so provided.

(i) Investment Intent. The Executive is acquiring the New Options, and such Executive will acquire any Exercise Shares solely for the Executive’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Executive agrees that the Executive will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the New Options or any Exercise Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any shares of Holding Common Stock), except in compliance with (i) the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement, the Rollover Stock Option Agreement and the Stockholders Agreement.

5. Representations and Warranties of Holding. Holding represents and warrants as follows:

(a) Corporate Form. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has (and, immediately following the Effective Time (as defined in the Merger Agreement), will have) all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

(b) Corporate Authority, etc. Holding has (and, immediately prior to the Effective Time, will have) all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder and to carry out the transactions contemplated hereby and Holding has (and, immediately prior to the Effective Time, will have) all requisite corporate power and authority to issue the New Options. Holding has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation on Holding, enforceable against Holding in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). The Exercise Shares, when issued, delivered and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

(c) Required Filings and Approvals. Other than as provided for in the Merger Agreement and the disclosure schedules thereto, the execution and delivery of this Agreement by Holding, and the consummation of the transactions contemplated hereby by Holding, do not require a material consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Holding, other than the filings, registrations or qualifications (i) that may be required under Regulation D under the Securities Act, (ii) that may be required under the state securities laws or “blue sky” laws of any state of the United States of America that may be required to be made or obtained, all of which Holding will comply with prior to the date of the Closing, or (iii) the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a material adverse effect on Holding or the Company.

(d) No Conflicts. Other than as provided for in the Merger Agreement and the disclosure schedules thereto, none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, by Holding will conflict with the certificate of incorporation or the by-laws of Holding or result in any breach of, or constitute a default under any contract, agreement or instrument to which Holding is a party or by which it or any of its respective assets is bound.

6. Conditions Precedent. The obligations of Holding to consummate the transactions contemplated hereby are subject to (i) the conditions set forth in Section 7.01 and 7.02 of the Merger Agreement being satisfied or waived by Holding, (ii) the relevant parties entering into the LLC Agreement, and (iii) the Executive having entered into the Stockholders Agreement and the Registration Rights Agreement referred to in Section 3; provided that Holding may waive the condition set forth in the preceding Clause (iii).

7. Miscellaneous.

(a) Binding Effect; Benefits. This Agreement shall be binding upon the successors, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein, except as provided in Section 7(j) below. No party shall have liability for any breach of any representation or warranty contained herein, except for any knowing or intentional breach thereof.

(b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Executive and Holding.

(c) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other.

(d) Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties hereto agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(f) Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(h) Waiver. Any party to this Agreement may waive any condition to their obligations contained herein.

(i) Termination. This Agreement shall terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) an agreement in writing of Holding and the Executive to terminate this Agreement. Termination shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

(j) Third Party Beneficiary. The Company is a third party beneficiary of this Agreement with the right to enforce the provisions hereof.

[The signature page follows]

IN WITNESS WHEREOF, Holding and the Executive have executed this Agreement as of the date first above written.

DLI HOLDING CORP.

By:	/s/ Philip E. Berney
	Name:	Philip E. Berney
	Title:	President

EXECUTIVE

/s/ William McMenemy
William McMenemy

Date of Grant of Exchange Options	Number of Exchange Options	Current Exercise Price of Exchange Options	Expiration Date of Exchange Options
July 17, 2002	20,397	19.9456	July 17, 2012
July 24, 2001	14,278	9.5972	July 24, 2011
July 14, 2000	6,753	9.7182	July 14, 2010
July 10, 2003	7,522	23.7143	July 10, 2010
December 23, 2002	2,350	20.6190	December 23, 2009
October 29, 2002	11,452	21.0885	October 29, 2009
June 24, 2002	39,495	21.5238	June 24, 2009
April 12, 2002	23,788	20.3174	April 12, 2009